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                                                                   EXHIBIT 99.1
For more information, contact:

John Stachowiak, Chief Financial Officer
(619) 350-3540; jstach@fv.com

Todd Savitt, Director, Corporate Communications
(619) 350-3539; tsavitt@fv.com


         FIRST VIRTUAL HOLDINGS INCORPORATED ANNOUNCES THE SIGNING OF A
                   $6 MILLION DEFINITIVE INVESTMENT AGREEMENT


SAN DIEGO, Calif., May 1, 1998 - First Virtual Holdings Incorporated (NASDAQ:
FVHI), a leader in advanced marketing and customer service systems for Internet commerce, today announced that SOFTBANK Holdings Inc. ("SOFTBANK") and certain of its affiliates have entered into a definitive agreement with the Company to purchase 10 million shares of the Company's Common Stock at a price of $0.60 per share. The Company has also agreed to issue additional shares of its Common Stock to SOFTBANK at a conversion price of approximately $0.60 per share upon the conversion of approximately $1.5 million in debt obligations of the Company which SOFTBANK has agreed to acquire, and upon conversion of shares of preferred stock of the Company which SOFTBANK has acquired an option to purchase from third parties. If the contemplated transactions are completed, SOFTBANK and its affiliates will own a majority of the Company's outstanding Common Stock and will have the ability to designate a majority of the members of the Company's Board of Directors.

The completion of the contemplated transactions is subject to satisfaction of several significant contingencies and conditions, including the approval by stockholders at the Company's annual meeting of stockholders in June 1998. First Virtual and SOFTBANK have also entered into an interim loan agreement under which the Company may request up to $1.5 million in loans from SOFTBANK upon satisfaction of certain conditions.

SOFTBANK Holdings Inc. is the holding company for all of SOFTBANK Corporations' U.S.- based activities. Its major operating companies include Ziff-Davis, Kingston Technology

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Company, SOFTBANK Services Group, SOFTBANK Content Services and UT Starcom.
SOFTBANK is the largest shareholder of Yahoo! Inc.

Founded in 1994, First Virtual Holdings Incorporated (NASDAQ: FVHI), is a leader in advanced marketing and customer service systems for Internet commerce. The company pioneered secure online payment systems and now focuses on supplying an integrated system for relationship-based transactive messaging using standard e-mail. First Virtual maintains its headquarters in San Diego as well as a data center in Dallas. The company has strategic relationships with First Data Corporation and Paymentech, Inc.

First Virtual Holdings Inc. 11975 El Camino Real, Suite 300, San Diego, California 92130. Tel: 619-793-2700; fax: 619-793-2950; e-mail:
info@firstvirtual.com; website: www.firstvirtual.com.

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